Exhibit 99.1



            METROPOLIS REALTY TRUST, INC. ANNOUNCES AGREEMENT TO SELL
                      1290 AVENUE OF THE AMERICAS PROPERTY

New York, New York (April 17, 2002) - METROPOLIS REALTY TRUST, INC. today announced that it has entered into an agreement to sell all of its interests in 1290 Avenue of the Americas to an affiliate of Jamestown for a purchase price of $725 million, subject to certain adjustments and customary prorations. Jamestown is a real estate investment and management company with offices in Atlanta and Cologne, Germany. Its holdings in New York City exceed $1 billion dollars in value. The consummation of the sale is subject to completion of due diligence and financing arrangements and certain other closing conditions. The transaction is expected to close during the second or third quarter, although there can be no assurance that the sale will be consummated. If the transaction is consummated, Metropolis will no longer own any real estate assets and intends to dissolve and distribute its net assets to its stockholders.

1290 Avenue of the Americas is a 43-story, first class commercial office building with approximately 2,000,000 rentable square feet of space. The building is centrally located in midtown Manhattan and is connected to the famed "Rockefeller Center" complex via an underground passageway. The building serves as the corporate headquarters of The Equitable Life Assurance Society of the United States (an affiliate of AXA Financial Advisors) ("Equitable"). In addition to Equitable, the building houses a variety of tenants, including financial institutions, entertainment companies and law firms.

Metropolis is a Maryland corporation that qualifies as a real estate investment trust for tax purposes.

Note: Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results.